                                                                   Exhibit 10.20


                                                          [stamp] Certified Copy

Document No.  S 1200/01

Today, the 24th of October 2001,

there appeared before me,
                              FRIEDRICH SCHNEIDER,

                Notary with official residence in Worth am Rhein
                        in the offices in Worth am Rhein,
                        Hanns-Martin-Schleyer-Strasse 4:

1) a)    Mr. Peter Grimm
         born November 4, 1946, commercial employee, with offices at Siemensallee 84 in 76187 Karlsruhe

         and

 b)      Mr. Alfons Vielmeier
         born January 6, 1950, commercial employee, with offices at St.-Martin-Strasse 76 in 81541 Munich,

both stating that they are acting here exclusively as managing directors with joint powers of representation for

                SIEMENS INDUSTRIEPARK VERWALTUNGSGESELLSCHAFT MBH
                          WITH HEADQUARTERS IN MUNICH,

entered in the Commercial Register of the Local Court [AMTSGERICHT] of Munich under No. HR B 115511, this in turn acting as shareholder with sole power of representation in the firm of

                 SIEMENS INDUSTRIEPARK KARLSRUHE GMBH & CO. OHG
                         WITH HEADQUARTERS IN KARLSRUHE,

entered in the Commercial Register of the Local Court of Karlsruhe under No. HR A 4326

(Addresses:       Siemens Industriepark Karlsruhe
                  GmbH & Co. OHG
                  Siemensallee 84
                  76187 Karlsruhe)

2)       Dr. Martin Haase
born August 4, 1956, managing director, with offices at Ostliche
Rheinbruckenstrasse 50, 76187 Karlsruhe, as well as Mr. Bernhard Kolodziej, born March 10, 1966, authorized signatory [PROKURIST], with offices in the same location, both representing the firm of

                                 BRUKER AXS GMBH
                         WITH HEADQUARTERS IN KARLSRUHE

entered in the Commercial Register of the Local Court of Karlsruhe under No. HRB 7524

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [**] AND FILED SEPARATELY WITH THE COMMISSION.


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                                      -2-


Addresses:

                  Bruker AXS GmbH
                  Ostliche Rheinbruckenstrasse 50
                  76187 Karlsruhe

         The certificates of authenticity are recorded outside of this instrument.

Mr. Grimm and Mr. Vielmeier are personally known to me, the Notary. Dr. Haase and Mr. Kolodziej provided evidence of their identity to the satisfaction of the Notary by means of valid identity papers.

I, the certifying Notary, have instructed the persons appearing that I could not inspect the Directory of Building Obligations [BAULASTENVERZEICHNIS]. I also instructed them that significant facts for the recording of the instrument may therefore be unavailable for consideration, and that this could result in additional costs or errors in the Agreement that could eventually lead to invalidity of the Agreement.

Having inspected the contents of the Land Register, and upon the request of the persons appearing and pursuant to the concurrent presence before me of their submitted statements, I hereby certify the following

                               PURCHASE AGREEMENT:

                                       I.
                              LAND REGISTER STATUS

According to the entry in the Karlsruhe Land Register of the Local Court of Karlsruhe

Page 51357
Serial No. 4/Lot 8260           with a size of          142,049 square meters,

Siemens Industriepark Karlsruhe GmbH & Co. OHG is the sole owner of this property. Lot 8260 can be seen in Appendix 1.

According to the Land Register, the property has the following encumbrances:

Department II: Appurtenant easement subject to a condition subsequent - right-of-way for pedestrians and vehicles for the owner of Lot No. 8260/3

Department III: none

THE APPURTENANT EASEMENT DOES NOT INVOLVE THE PARTIAL AREA SOLD. IT SHOULD BE DELETED IN THE PARTIAL AREA SOLD, WHICH ACTION IS HEREBY AUTHORIZED AND PETITIONED.

                                       II.
                                    PURCHASE

                 SIEMENS INDUSTRIEPARK KARLSRUHE GMBH & CO. OHG
                         with headquarters in Karlsruhe

                                   ("SELLER")

hereby sells to


                                 BRUKER AXS GMBH
                         WITH HEADQUARTERS IN KARLSRUHE

                                    ("BUYER")

with all duties and rights, legal components, and any appurtenances (including passive data network components), although with the exception of the inventory listed in APPENDIX 2 - INVENTORY LIST,

from the real property described in greater detail in Section I subject to official survey, which is included in the attached site plan, which is a material component of this instrument as APPENDIX 3, the partial area designated by shaded area A/B/C/D/E/A and outlined in yellow, with dimensions of approximately 17,000 square meters ("Object of Purchase").

In order to precisely delimit the Object of Purchase, the starting point A shall be determined by the intersection of the Lots 31040, 42323, and 8260.
Beginning from Point A, the Object of Purchase proceeds along the boundary of the lot from Lots 31040 and 8260, approximately 115 meters in a northwesterly direction, to Point B. The course of the boundary from Point B to Point C is located along a length of approximately 150 meters along the outer edge of the path of Haselerstrasse; the course from C to D with a length of approximately 120 meters along the inner edge of the path of Carl-Friedrich-Strasse. D to E runs along the boundary of Lot 8260 and Ostliche Rheinbruckenstrasse. E to A runs along the boundary of Lots 8260 and 42323.

The congruity or specific degree of approximation to the survey result and assumed area size do not constitute a basis for this Agreement.

The nature of the Object of Purchase in terms of its position, size, and form, is precisely known to Buyer and Seller ("Contracting Parties").

Seller shall apply without delay for a survey of the property. The Contracting Parties agree to acknowledge the survey result in a supplemental document without delay, upon receipt by the Notary of the excerpt from the proof of modification intended for the Land Registry Office and payment of the purchase price based upon the survey, and to declare agreement on the transfer of the property.


                                      III.
           PRELIMINARY STATEMENT, COMPLETION OF ENTRY IN LAND REGISTER

1)       PRELIMINARY STATEMENT
         In order to secure Buyer's claim to transfer of ownership, Seller authorizes and petitions

         Buyer to enter a preliminary statement pursuant to Section 883 of the German Civil Code [BUNDESGESETZBUCH] to the Object of Purchase in the Land Register for the benefit of Buyer. The preliminary statement should initially be entered for the entire property.

         Buyer today already authorizes and

                                    petitions
in turn to cancel this preliminary statement in the Land Register simultaneous with the transfer of ownership, provided that no intermediate entries have been made without Buyer's consent.

Buyer today already also irrevocably authorizes and

                                    petitions

to delete this preliminary statement in regard to the portions of the property not sold following execution of the survey and subdivision of the property in the Land Register.

The Contracting Parties instruct the Notary to petition the aforementioned deletions upon fulfillment of the respective prerequisites.

2)       COMPLETION OF ENTRY IN LAND REGISTER
         The acting Notary is given comprehensive and unrestricted authority by all parties involved to represent the Contracting Parties in the submission of all statements related to the Land Register in conjunction with this Agreement.

         The Notary is requested to provide notification of execution for the Contracting Parties and the Notary.

                                       IV.
                                 PURCHASE PRICE

1)       The agreed purchase price is

                                DEM 14,950,000.00
          (fourteen million nine hundred fifty thousand deutsche marks)

         Of this total,
         for the land                                         DEM  5,950,000.00
         for buildings 5428 and 5430 included in the sale     DEM  9,000,000.00

2) The purchase price shall be payable in full two weeks after receipt of notification by Buyer from the acting Notary via registered letter/return receipt with carbon copy for Seller, wherein it is affirmed that

         a) the preliminary statement authorized for Buyer has been entered in the Land Register ranked only after such encumbrances as cannot be eliminated by Seller according to the content of this Agreement, or in regard to which the acting Notary is in possession of cancellation documents or has ensured their cancellation.

         b) the Notary has in his possession an unconditional statement by the responsible local authorities in a form suitable for entry into the Land Register in regard to the statutory rights of preemption (e.g. under the Town and Country Planning Code [BAUGESETZBUCH], the environmental protection laws, and the historical landmark protection laws), according to which such rights of preemption do not exist or will not be exercised for the present purchase,

         c) the approval for subdivision of the property in accordance with section 19 of the Town and Country Planning Code has been issued and the Land Register has been amended, i.e. the lot has been formed,

         d) the Notary has in his possession and free of conditions all official approvals and notices necessary for completion of the Land Register entry (with the exception of the clearance certificate furnished by the Tax Office in regard to the land transfer tax) in a form suitable for entry into the Land Register.

In addition, the due date for the purchase price shall not occur prior to the date of December 31, 2001 and the presentation of a positive preliminary planning decision as defined in Item XI.3. Buyer must inform Seller immediately in writing upon issuance of a positive preliminary planning decision. This prerequisite for the due date shall be canceled as of February 28, 2002. The participants shall themselves monitor the existence of this prerequisite for the due date. Payment of the purchase price, as well as any resulting subsequent payment, shall be made exclusively by means of funds transfer to account No. [**] at Deutsche Bank AG Karlsruhe (Bank Routing No. 660 700 04), with specification of "Bruker" in the subject line.

3) Interest on the purchase price shall be charged following the due date without reminder until payment is received by Seller (statement of value) at an annual rate of 5% (five percent) above the base lending rate pursuant to the Discount Rate Transitional Act [DISKONTSATZ-UBERLEITUNGS-GESETZ]; such interest shall be payable immediately. The assertion of further claims for damages due to default shall remain unaffected thereby. This arrangement does not constitute an extension of the term of payment.

4) If Buyer is in default with payment of the purchase price, in whole or in part, for a period longer than three weeks, then Seller may, without prejudice to other claims, immediately assert his rights arising from section 326 of the German Civil Code (compensation for damages due to nonperformance or withdrawal from a purchase agreement governed by the law of obligations).

5) Buyer submits to Seller in the amount of the purchase price of DEM 14,950,000.00 and due to the interest on arrears in the amount of 5% above the base lending rate pursuant to the Discount Rate Transitional Act up to a maximum of 18% of the purchase price, no sooner than one month following the due date of the purchase price, in regard to the immediate enforcement of debt arising from this instrument in his entire assets.

         Buyer also submits to Seller in regard to the immediate enforcement of debt arising from this instrument in his entire assets due to any claims by Seller arising from demands due to the land transfer tax of DM 523,250.00 in conjunction with the signing of this Agreement, and also due to fees for the Land Register and Notary fees to a maximum of DM 210,000.00 incurred in conjunction with the signing of this Agreement and its execution in the Land Register, including the creation of mortgages on the real property.

         The Notary is irrevocably instructed to issue an official copy to Seller only after Seller has submitted the affirmation pursuant to IV 2, and Seller has demanded this in writing and affirmed to the Notary in writing that the purchase price was paid within the agreed time period. The Notary must inform Buyer without delay upon issuance of the official copy. This arrangement does not change the burden of proof for claims to which Seller is entitled or the existence of the facts described above.

6) Should the official survey results show a greater or lesser total area than the assumed size of 17,000 square meters, then following notification of the official survey results to the Contracting Parties, any such deviation must be settled without delay at the previously agreed price per square meter of DM 350.00, without interest.

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                                       V.
                TRANSFER OF OWNERSHIP, BENEFITS, AND ENCUMBRANCES

1) Ownership, benefits, and encumbrances of the purchased property shall devolve to Buyer on the date upon which the purchase price is paid in full.

2) Buyer shall not be entitled to undertake material changes, particularly construction measures, without prior written consent of Seller until the purchase price has been paid in full.

3) Buyer shall have no right to assert claims for damages due to deterioration in the condition of the Object of Purchase vis-a-vis its present condition, unless Seller has caused such damages willfully or through gross negligence.

4) Seller shall maintain the insurance policy for the Object of Purchase unaltered until ownership, benefits, and encumbrances are transferred pursuant to Item 1) above. Buyer shall be responsible for insurance beginning on the aforementioned date.


                                       VI.
                                    WARRANTY

1)       Seller shall be liable for unrestricted transfer of property and
         (in)direct ownership, as well as for the freedom of the Object of Purchase from all encumbrances evident from the Land Register, to the extent that these are not transferred in this Agreement and with the exception of such encumbrances as are entered with Buyer's consent.

         The Object of Purchase shall also be transferred free of public charges pursuant to Section 25 Paragraph 6 of the Federal Soil Protection Act [BUNDESBODENSCHUTZGESETZ], as well as leasehold rights and/or other rights of use by third parties, with the exception of the leases listed in APPENDIX 4. As of the contract signing date, Seller is unaware of any building obligations.

2) In addition, Seller offers no warranty unless otherwise stipulated below. The Object of Purchase shall be sold "as-is" unless otherwise stipulated below.

         Unless otherwise stipulated in this Agreement, Seller is especially not liable for the accuracy of the specified area dimensions, suitability for building, soil characteristics, and economic utility of the Object of Purchase, or for specific structural conditions of existing structures or defects of any kind, although Seller declares that he is unaware of any hidden material defects that would significantly impair the fitness for use of the Object of Purchase.

         Seller does not warrant the freedom of the Object of Purchase from easement under old law not entered in the Land Register and from other unrecorded encumbrances.

3) In the event that industrial contamination requiring removal as defined in section 2 Paragraph 6 of the Federal Soil Protection Act is found on undeveloped land (current parking lot area - see APPENDIX 7 marked in yellow - on Ostliche Rheinbruckenstrasse) in the course of excavation work or when taking soil samples, and such contamination must be removed pursuant to official directives, Seller shall be responsible for the additional costs of disposal (e.g. increased landfill costs).

         Disposal of the contaminated soil, in particular selection of companies to perform the disposal and agreement on the prices for the resulting disposal work, shall be specified between the Contracting Parties prior to performance of the work. If the disposal procedure cannot be jointly specified, then Seller shall dispose of the contaminated soil as he sees fit. Seller's liability shall end with completion of the excavation, although no later than December 31, 2004. Seller shall not be liable for the remaining property.

         The aforementioned conditions shall also apply if hazardous soil alterations as defined by Section 2 Paragraph 3 of the Federal Soil Protection Act exist on the Object of Purchase, or if other pollution of any kind (e.g. caused by substances that pollute water or the environment) exists in the soil, buildings, other components of the property, or groundwater.

4) Seller shall not be liable for the building materials used (e.g. asbestos), although he affirms that he is unaware of the existence of asbestos. Buyer shall be given an excerpt from the [Asbestos Register] for the location.

         Buyer is aware that the Object of Purchase was used as an industrial site and that hazardous soil alterations may therefore have occurred.

         Seller shall be given an excerpt from the Register of Industrial Contamination that relates to the Object of Purchase.

         The following shall apply, unless otherwise agreed in Item 3, in the event that industrial contamination, hazardous soil alterations, or other pollution must be removed:

         Buyer shall be solely responsible for the costs of removing industrial contamination, hazardous soil alterations, or other pollution, with simultaneous indemnification of Seller and Siemens AG against all public or private claims.

         Should Seller or Siemens AG be called upon for cleanup efforts after December 31, 2004 or otherwise charged with costs related to industrial contamination, hazardous soil alterations, or other pollution, then Buyer must reimburse such costs without delay to Seller or Siemens AG, respectively, or must perform the cleanup work at his own expense upon demand by Seller or Siemens AG.

         Any and all claims for settlement by Buyer against Seller and Siemens AG pursuant to Section 24 Paragraph 2 of the Federal Soil Protection Act are hereby expressly precluded. The stipulated exemption from liability shall also apply for the benefit of natural persons or legal entities representing Seller and Siemens AG under commercial or corporate law.

5) The nature and extent of suitability of the Object of Purchase for construction or other possible uses do not constitute a basis for this Agreement.

6)       No warranty has been given for specific qualities.

                                      VII.
                                     LEASES

1) On the day that ownership is transferred, Buyer shall replace Seller in the leases listed in APPENDIX 4 and whose content is known to Buyer. Buyer is aware that the rented areas and the rent in the lease signed between Seller and Siemens AG on November 27, 1997 in the version of supplements on August 23, 1998 and September 12, 2000 do not yet correspond to the information in APPENDIX 4. Seller shall enter into a further supplemental agreement to the lease with Siemens AG, which shall record the conditions specified in APPENDIX 4.

         In this context, the Notary advised the Contracting Parties of the provisions of Section 566 of the German Civil Code.

         The tenants [SIC] have provided no security deposits.

2) Claims against the tenant for rent and ancillary costs as well as for other payments for the period until the transfer of ownership shall remain with Seller, who shall likewise remain obligated to fulfill any claims by the tenant until this date. Beginning with the date of transfer of ownership, Buyer shall be obligated to fulfill all duties arising from the leases. Buyer accordingly indemnifies Seller against any claims by the tenant.

3) Seller agrees to refrain from entering into any lease or other usage agreements and/or changes to contracts concerning the Object of Purchase and extending beyond the date of transfer of ownership, without Buyer's consent.

                                      VIII.
                                   DEVELOPMENT

Seller shall be responsible for local improvement assessments as defined by
Section 127 I of the Town and Country Planning Code, taxes pursuant to Section 127 Paragraph 4 of the Town and Country Planning Code, and other assessments, including cost reimbursements under the Local Taxes Act [KOMMUNALABGABENGESETZ] and the corresponding municipal ordinances, for which a notice was provided prior to the end of yesterday. The Contracting Parties are aware that the obligation to pay assessments exists independent of the delivery of a notice.

Buyer shall be responsible for all other local improvement assessments and other public taxes and assessments. Buyer is aware that such decisions may also be issued for expenses from previous periods subject to reapportionment.

                                       IX.
             GRANTING OF RIGHTS OF USE, EASEMENTS, OTHER OBLIGATIONS

GENERAL STATEMENTS
Buyer is aware that the Object of Purchase is equipped with technical infrastructure (electricity, heating, water supply and wastewater disposal, pressurized air, etc.) and computer infrastructure (telecommunications, data networks, etc.) by Siemens AG A&D AS EWK BB. In order to ensure the technical infrastructure of the Object of Purchase, Buyer shall enter into a corresponding service agreement with Siemens AG A&D AS EWK BB following transfer of ownership. Buyer is aware that in order to provide the technical and computer infrastructure to the buildings, the service provider has installed technical equipment that is listed in APPENDIX 2 and which will remain the property of Siemens AG A&D AS EWK BB.

In addition, the Contracting Parties shall agree upon the following arrangements in principle, wherein the issue of usage free of charge is not the object of an easement, but rather has significance only under the law of obligations:

1) TEMPORARY PROVISION OF ELECTRICITY, HEATING, AND WATER TO THE OBJECT OF PURCHASE

         Seller shall grant to Buyer the right to joint usage of the transmission lines for electricity, heat, and water as necessary to supply the Object of Purchase. Buyer is aware of the course and/or location of the technical equipment necessary for this purpose.

         All costs for utilities, including costs for maintenance, metering, upkeep, inspection, etc. shall be borne by Buyer in accordance with the services he uses.

         The right is limited by the Seller's joint usage.

         Buyer agrees to provide an independent electricity supply to the Object of Purchase no later than May 31, 2005.

         Buyer must also ensure an independent supply of heat and water, as described above, no later than May 31, 2005.

         On the aforementioned date, Buyer must separate and seal the transmission lines at his own expense at the boundaries of the Object of Purchase. Should Buyer fail to fulfill this obligation, Seller shall have the right to undertake these measures at Buyer's expense following an appropriate period of notice with a threat of refusal.

         Should interruptions in supply occur, Buyer may assert claims against Seller for resulting damages only if Seller has caused this malfunction willfully or through gross negligence.

2) PERMANENT WASTEWATER DISPOSAL FOR OBJECT OF PURCHASE AND CREATION OF AN EASEMENT

         Seller shall grant to Buyer the right to joint usage of the wastewater disposal line marked in yellow in APPENDIX 5 D. Seller shall be responsible for maintenance and repair as well as any necessary modernization measures. Buyer shall pay a proportional share of the costs for such measures upon receipt of an invoice. The share to be borne by Buyer shall correspond to the share of the net commercial space (pursuant to DIN 277) of the buildings standing on the Object of Purchase in relation to the net commercial space of all buildings standing on Lot 8260/3 recorded in the Land Register of the Local Court of Karlsruhe in Karlsruhe, Page 64224, as well as on the Object of Purchase, the unsold residual area of Lot 8260 recorded in the Land Register of the Local Court of Karlsruhe in Karlsruhe, Page 51357, and Lots 8260/1, 8260/2, and 8260/3 recorded in the aforementioned Land Register and served by the wastewater disposal line marked in yellow in APPENDIX 5 D.

         In the event that pollution occurs in the disposed wastewater or the wastewater disposal line, Buyer agrees to assume all costs caused by the pollution (particularly costs for measures necessary to remove the pollution), unless Buyer can prove that this pollution was not caused by him, his suppliers, or his agents. Buyer shall equip the feeder line from the purchased property to the main line with a monitoring device.

         Should interruptions occur in wastewater disposal, Buyer may assert claims against Seller for resulting damages only if Seller has caused this malfunction willfully or through gross negligence.

Seller
                                   authorizes

and Buyer petitions the entry in the Land Register of a corresponding appurtenant easement for the benefit of the respective owner of the Object of Purchase to the unsold residual area of Lot 8260 and 8260/1.

3)       UTILITY LINES TEMPORARILY REMAINING IN THE OBJECT OF PURCHASE

         Buyer shall grant to Seller the right to joint usage of the electrical transmission lines marked in red in APPENDIX 5 E as well as transformer U 28, which are necessary to supply electricity to buildings 5429 and 5431 adjoining the Object of Purchase.

         All costs for utilities, including costs for maintenance, metering, upkeep, inspection, etc. shall be borne by Seller in accordance with the services he uses. Buyer shall enter into a special service agreement with Siemens AG A & D AS EWK BB for maintenance, inspection, and repair.

         The right to usage of the lines as well as the transformer is limited by Buyer's joint usage. Seller agrees to provide an independent electricity supply to buildings 5429 and 5431 no later than May 31, 2005.

         On the aforementioned date, Seller must separate and seal the transmission lines at his own expense at the boundaries of the Object of Purchase. Should Seller fail to fulfill this obligation, Buyer shall have the right to undertake these measures at Buyer's expense following an appropriate period of notice with a threat of refusal.

4) UTILITY LINES PERMANENTLY REMAINING IN THE OBJECT OF PURCHASE AND CREATION OF AN EASEMENT

         The residual area of Lot 8260 recorded in the Land Register of the Local Court of Karlsruhe in Karlsruhe, Page 51357, as well as the Lots 8260/1 and 8260/2 recorded in the aforementioned Land Register and Lot 8260/3 recorded in the Land Register of the Local Court of Karlsruhe in Karlsruhe, Page 64224, are served by water supply lines and wastewater/rainwater disposal lines as well as electrical transmission lines running through the Object of Purchase. The water supply line is shown in red in APPENDIX 5A, the wastewater/rainwater line is shown in blue in APPENDIX 5B, and electrical transmission line is shown in green in APPENDIX 5C. The unsold residual area of Lot 8260 as well as the Lots 8260/1, 8260/2, and 8260/3 are hereafter referred to as the "Beneficiary Lots." Buyer shall permit the respective owners of the Beneficiary Lots to have joint usage of these lines free of charge.

         Seller shall be responsible for maintenance and repair as well as any necessary modernization measures. Buyer shall pay a proportional share of the costs for such measures upon receipt of an invoice, to the extent that he makes joint use of the lines. The share to be borne by Buyer shall correspond to the share of the net commercial space (pursuant to DIN 277) of the buildings standing on the Object of Purchase in relation to the net commercial space of all buildings served by the lines marked in APPENDICES 5 A-C.

         The respective owner of the Beneficiary Lots, as well as persons appointed by him, shall be authorized to enter the Object of Purchase for the purpose of inspecting the lines, and to travel on the Object of Purchase with vehicles of all kinds. This shall also apply for any maintenance, repair, and modernization measures that may occur.

         The owner of the servient property must maintain access to a strip two meters in width running along the water supply and wastewater/rainwater disposal lines, as well as the electrical transmission line. The portion of the electrical transmission line marked in green as well as the water supply and wastewater/rainwater disposal lines may be moved by Buyer at his own expense if he creates easements for the owners of the Beneficiary Lots in accordance with the aforementioned arrangement to ensure the new line, and reconnects the lines at the respective property boundary of the Object of Purchase to the original point at which the continuation of the respective line is located beyond the Object of Purchase.

         The owner of the servient property is further authorized to build over the lines. In this case, however, he must bear all costs for any maintenance, inspection, repair, and modernization measures additionally incurred due to the building-over of the lines. In the event of the building-over of lines, the owner of the servient property shall tolerate without compensation all actions performed in the building standing over the respective transmission line as may be required for the maintenance, inspection, repair, and modernization of the respective line.

         The owner of the Object of Purchase must refrain from all measures that could have a damaging effect on the line.

         Buyer

                                   authorizes

         and Seller petitions the entry in the Land Register of a corresponding appurtenant easement for the benefit of the respective owner of the unsold residual area of Lot 8260, as well as Lots No. 8260/1 and 8260/2 to the Object of Purchase.

5)       RIGHT-OF-WAY FOR PEDESTRIANS AND VEHICLES

         Seller shall grant to Buyer, his employees, suppliers, tradesmen, and other agents use of the land area shown shaded and outlined in yellow on the site plan attached as APPENDIX 6 as an access point and entrance to the Object of Purchase for vehicles of all kinds, so long as Buyer's property is not publicly or otherwise developed (right-of-way for pedestrians and vehicles).

         In regard to the shaded land area outlined in yellow and marked in green, the Contracting Parties agree that Seller may change the entrance area to the industrial park at any time, so long as access and entry for Buyer are ensured in the same scope as previously while the changes are taking place and after their completion.

         The right-of-way for pedestrians and vehicles shall not authorize Buyer, his employees, suppliers, tradesmen, and other agents to place vehicles, equipment/goods, and similar items in the areas shaded in yellow. Vehicles, goods, and other objects of any kind placed in this area in violation of the Agreement shall be removed at Buyer's expense. The regulations for the industrial park shall apply in each case for those areas designated as rights-of-way for pedestrians and vehicles.

         Traffic regulations must be applied appropriately when exercising the right-of-way for pedestrians and vehicles. Usage of the right-of-way must occur in such a way as to avoid excessive traffic burdens.

         Costs for maintenance, traffic safety measures, and appropriate insurance policies, as well as for lighting and drainage of the road services shall be determined by Seller and assessed upon Buyer on a basis proportional to the share of the shaded road surface in relation to the total road surface of the Siemens Industriepark Karlsruhe. The Contracting Parties shall come to a mutual agreement regarding the billing period and the applicable cost allocation base.

         In order to ensure the aforementioned right-of-way for pedestrians and vehicles, Seller authorizes and the Contracting Parties petition

         the entry in the Land Register of a corresponding appurtenant easement for the benefit of the respective owner of the Object of Purchase to the unsold residual area of Lot 8260 remaining in Seller's possession. The easements should be recorded without preference.

5)       TELECOMMUNICATIONS/DATA NETWORK, PRESSURIZED AIR SUPPLY

         Seller notes that the telecommunications/data network and pressurized air supply systems are the property of Siemens AG A&D AS EWK BB. Buyer waives the demand that Siemens AG A&D AS EWK BB must remove these systems from the Object of Purchase.

6)       CENTRAL FIRE ALARM SYSTEM

         The buildings standing on the Object of Purchase are equipped with fire alarms connected to Seller's central fire alarm system. Buyer shall be granted a time-limited use of this central control system by Seller until September 30, 2004. Buyer shall be obligated to provide an independent fire alarm system no later than September 30, 2004. Should Buyer suffer damages because the central fire alarm system is not functional, then Buyer may assert claims against Seller only if Seller has caused this circumstance willfully or through gross negligence.

         Buyer shall be obligated to stipulate the aforementioned agreements with a third party (future Buyer) with a duty to subcontract even in the event of a further sale of the Object of Purchase. Should this not occur, and should claims therefore be asserted against Seller contrary to the aforementioned agreement, then Buyer agrees to indemnify Seller against all claims.

7)       TOLERANCE OF POLLUTION

         Buyer is aware that the areas remaining in Seller's possession are used for commercial purposes. Buyer shall tolerate without compensation all legally permissible effects (particularly noise, dust, vibrations) caused by commercial usage, including usage by future tenants or buyers, within the scope of the respective permissible use.

         Buyer shall be obligated to stipulate the aforementioned agreements with a third party (future Buyer) with a duty to subcontract even in the event of a further sale of the Object of Purchase. Should this not occur, and should claims therefore be asserted against Seller contrary to the aforementioned Agreement, then Buyer agrees to indemnify Seller against all claims.

8)       PARKING LOTS/BICYCLE GARAGE

         Buyer shall grant to Seller use of the parking lots/bicycle garage located on the Object of Purchase (APPENDIX 7) free of charge until June 30, 2002.

         Upon expiration of the period of use and three months after demand by Buyer, to the extent legally permissible, although not before September 30, 2002, Seller shall be obligated to remove the bicycle garage at his own expense down to the upper edge of the foundation.

9)       ARRANGEMENT CONCERNING DISTANCE SPACES

         To the extent that distance spaces must be assumed by Buyer or Seller to the benefit of the other Contracting Party's property in order to obtain a required approval of property subdivision, the Contracting Parties agree to submit the necessary declarations for this purpose.


                                       X.
                             AUTHORIZATION OF NOTARY

The Notary is hereby instructed to obtain all approvals, including approvals by third parties. The approvals should be effective vis-a-vis the Contracting Parties upon their receipt by the acting Notary.

The Contracting Parties instruct and authorize the acting Notary to obtain all official rulings, particularly a permit in accordance with Section 19 of the Town and Country Planning Code for a corresponding negative certificate and negative clearance or non-user declarations due to rights of preemption under public Law. [illegible] notices, however, must be delivered to the Contracting Parties themselves.

The aforementioned authorization issued to the Notary also does not include the authority to file an advertisement of sale pursuant to Section 510 of the German Civil Code.

The power of agency also includes the right, in the event of reversal of the Agreement, to issue and file applications for deletion and authorizations for recorded rights, including the caution of notarially executed conveyance to be entered in the Land Register, and also includes all applications to be filed for an eventual required reverse transaction. This power of agency shall expire upon transfer of ownership to Buyer in the Land Register.

                                       XI.
                  WITHDRAWAL FROM AGREEMENT/RIGHT OF PREEMPTION

1) Should the official permits or declarations necessary for the enforcement of this Agreement be unobtainable, Seller may withdraw from the Agreement. Buyer may demand only repayment of the purchase price. Further claims by Buyer are precluded.

2) Should a right of preemption be exercised, Buyer shall have no right to assert claims for damages.

3) Buyer has the right to withdraw from this Agreement until February 28, 2002, if by this date he has not received a positive response to his preliminary planning application, to be submitted without delay, for the intended construction of an office/laboratory building on the Object of Purchase.

         The withdrawal may be declared no earlier than February 15, 2002 (date of postmark) by means of a registered letter with return receipt. The declaration of withdrawal must contain credible documentation by Buyer that the preliminary planning application had been submitted by November 15, 2001, and that all necessary actions had been taken to obtain approval as quickly as possible.

                                      XII.
                                  DUTY TO OFFER

1) Should Buyer intend to sell the property outlined in red ("Additional Area") in APPENDIX 8, then he shall offer the Additional Area to Buyer for purchase after receiving purchase inquiries from third parties. With this offer, Seller shall inform Buyer in writing of the conditions presented in the purchase inquiry submitted by the prospective buyer preferred by Seller.

         Buyer may inform Seller in writing within four weeks after receipt of the aforementioned correspondence from Seller that he wishes to purchase the Additional Area under the conditions contained in the correspondence from Seller. If the Contracting Parties agree within a further six weeks on the final text of a purchase agreement, then Seller shall sell the Additional Area to Buyer.

2) The duty pursuant to the aforementioned Item 1) shall end seven years after the recording of this Agreement. The duty in accordance with aforementioned Item 1) shall not apply to sales of the Additional Area to Siemens Aktiengesellschaft or to companies in which Siemens Aktiengesellschaft or Seller hold an interest. The same applies for the incorporation of the Additional Area into such companies or withdrawals [SIC] by Siemens Aktiengesellschaft.

                                      XIII.
                                COSTS AND COPIES

1) Buyer shall bear all costs associated with this Agreement and its performance, including the required official approvals and supplementary recording, as well as the applicable land transfer tax. Seller shall bear the costs for surveying, demarcation, and subdivision of the property in the Land Register.

         If the purchase agreement cannot be enforced due to a denial of official approvals (except for the preliminary planning application), then the Contracting Parties shall each bear one-half of the aforementioned costs.

         Seller shall be responsible for the costs involved in freeing the property from any encumbrances.

2) The Contracting Parties shall receive copies of this instrument as follows:

a. Each Contracting Party shall receive one official copy preceded by a notarized photocopy;

b.       The Land Registry Office shall receive one official copy,

c. Siemens Aktiengesellschaft - ZFB 2 Steuern - in 91052 Erlangen, Werner-von-Siemens-Strasse 50, one notarized photocopy,

d.       The advisory committee and

e.       the Tax Office - Land Transfer Tax Department - one simple copy each.

                                       XIV.
                                      NOTES

The contracting parties acknowledge that they have been specifically instructed by the Notary that

1) ownership of the Object of Purchase shall transfer to Buyer only upon change of the entry in the Land Register, and enforcement in accordance with the Agreement can occur only after all consent [...]

Read aloud, approved,
and signed in their own hand

[signatures]

[stamp]
Friedrich Schneider
Notary in Worth am Rhein

                          ACKNOWLEDGMENT OF TRANSLATION

                                 November 9, 2001

         The undersigned officer of the Registrant hereby acknowledges on behalf of the Registrant that the foregoing translation of the Purchase Agreement between Bruker AXS GmbH and Siemens Industriepark Karlsruhe GmbH & Co. OHG is a fair and accurate English translation from German of the original executed agreement.


                                       BRUKER AXS INC.

                                       By: /s/ Martin Haase
                                           -----------------------
                                           Martin Haase, President
                                           and Chief Executive Officer